SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 18, 2001

iXL Enterprises, Inc.
(Exact name of registrant specified in Charter)

Delaware (State of Incorporation)	000-26167 (Commission File Number)	58-2234342 (IRS Employer Identification No.)

1600 Peachtree Street
Atlanta, GA     30309
(Address of Principal Executive Offices)    (Zip Code)

(404) 279-1000
(Registrant’s Telephone Number)

ITEM 9. REGULATION FD DISCLOSURE.

      On January 18, 2001, U. Bertram Ellis, Jr., the Company’s Chairman of the Board of Directors, addressed the Netlanta Investor Conference sponsored by Robinson Humphrey. At this conference, and in remarks to certain reporters thereafter, Mr. Ellis reiterated the Company’s intent, as previously disclosed in its filings made with the Securities and Exchange Commission, to attempt to monetize certain minority equity interests in other companies held in the iXL Ventures portfolio. The most notable of these holdings include interests in ProAct Technologies Corp., AppGenesys, Inc., CyberStarts, Inc., Digital Planet, Inc., Promisant, Inc. and Sekani, Inc. Mr. Ellis noted the Company’s belief that the best way to realize the value inherent in these minority equity interests for the benefit of the Company’s stockholders is to monetize them, because the Company believes that the value created by the mere holding of these interests has not been and is not likely to ever be reflected in iXL’s stock price. Mr. Ellis also stated his belief that in the aggregate these minority equity interests might ultimately be valued as high as several hundred million dollars, and that his goal was to realize between $50 million and $100 million in cash to increase the Company’s cash reserves and then secure investment partners to help iXL Ventures maximize its value with respect to its remaining holdings, including improving the ability of iXL Ventures to provide follow-on financing for its portfolio companies. There is no assurance or guarantee that the Company will be able to identify and complete a transaction to monetize any of these minority equity interests, or that any transaction involving such interests would produce the anticipated cash proceeds. There is also no assurance or guarantee that the Company will be able to identify or secure investment partners for iXL Ventures. The Company recently completed a transaction involving ten percent of the Company’s interest in ProAct Technologies Corp. The details of this transaction are described in the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2000.

      The information in this current report is furnished pursuant to Item 9 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Exchange Act of 1934. This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iXL Enterprises, Inc.

	By:	/s/ Michael J. Casey
Michael J. Casey Executive Vice President and Chief Financial Officer

Dated: January 19, 2001